EX 10.45

AMENDMENT AND WAIVER

      AMENDMENT NO. 4 and WAIVER NO. 1, dated as of November 2, 2000, to and under the Second Amended and Restated Credit Agreement, dated as of October 28, 1999, by and among Global Vacation Group, Inc., the Lenders party thereto, and The Bank of New York, as Administrative Agent (as amended, supplemented or otherwise modified, the “Credit Agreement”), AMENDMENT NO. 2, dated as of the date hereof, to the Security Agreement (as defined in the Credit Agreement), and AMENDMENT NO. 1, dated as of the date hereof, to the Subsidiary Guarantee (as defined in the Credit Agreement) (collectively, this “Amendment”).

RECITALS

      A. Unless the context otherwise requires, capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

      B. The Loan Parties have requested that the Administrative Agent agree to certain modifications to the Credit Agreement, the Security Agreement and the Subsidiary Guarantee upon the terms and conditions contained herein, and the Administrative Agent is willing so to agree.

      Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Loan Parties and the Administrative Agent hereby agree as follows:

      1. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) Each of the definitions of the terms “Cash Collateral”, “Cash Collateral Account” and “Scheduled Reduction Date” is deleted in its entirety.

(b) The table contained in clause (b) of the definition of the term “Applicable Margin” is hereby amended by increasing by 0.250% each of the percentage entries contained in such table under the headings “ABR Margin” and “Eurodollar and LC Fee Margin”.

(c) The definition of the term “Fixed Charges” is amended by (i) adding the words “as in effect immediately prior to the Amendment No. 4 Effective Date” immediately after the reference “Section 2.4(b)(vii)” and immediately after the reference “Section 2.3(c)” and (ii) deleting the last sentence of such definition.

(d) The following new definitions are added in their appropriate alphabetical order:

““Amendment No. 4 Effective Date” means the date on which Amendment No. 4 to the Credit Agreement becomes effective.

“BofA Account” means the Securities Accounts maintained at Bank of America, N.A. on the Amendment No. 4 Effective Date that is subject to a Control Agreement (Account Number: 72-40-400-0216481).

“Borrowing Base” means, at any time, an amount equal to 75% of the aggregate of all Receivables, in each case which Receivable (A) is payable in Dollars, (B) constitutes a good and valid account representing an undisputed bona fide indebtedness incurred by the relevant account debtor for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the stated terms of services rendered and (C) is and at all times shall continue to be acceptable to the Administrative Agent in all respects in accordance with its reasonable credit judgment (provided that the Administrative Agent shall provide the Borrower and the Lenders with five Business Days’ prior notice of any determination under this clause (C) that a Receivable is unacceptable). Standards of eligibility may be established and revised from time to time (upon five Business Days’ prior notice to the Lenders and the Borrower) by the Administrative Agent in its reasonable credit judgment; provided, however, that notwithstanding anything in any Loan Document to the contrary, for purposes hereof, the term “Borrowing Base” shall not include:

(a) Receivables owing by Wingate Travel;

(b) Receivables that remain unpaid more than 60 days after the original date of the applicable invoice;

(c) Receivables owing by a single account debtor if greater than 50% of the balance owing by such account debtor remains unpaid more than 60 days after the original date of the applicable invoice;

(d) Receivables with respect to which the account debtor is a director, officer, employee, subsidiary or other affiliate of the Borrower or any Subsidiary;

(e) Receivables with respect to which the account debtor has (i) disputed such receivable or asserted a counterclaim or any other claim or defense or (ii) a right of set-off, but only to the extent of such counterclaim or set-off;

(f) Receivables with respect to which the account debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee;

(g) Receivables with respect to which the account debtor’s obligation to pay is conditional upon the account debtor’s approval or is otherwise subject to any repurchase obligation or return right;

(h) Receivables not subject to a fully perfected first priority security interest in favor of the Secured Parties or subject to any security interest or Lien in favor of any Person other than the Lien of the Secured Parties;

(i) Receivables, the account debtor of which is a Governmental Authority;

(j) Receivables with respect to which the account debtor’s obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(k) Receivables with respect to which the Borrower has not yet performed the applicable service; and

(l) Receivables which the Administrative Agent, exercising reasonable discretion, has determined to be unacceptable, provided that, for purposes of Section 2.4(b)(viii), the Administrative Agent shall provide the Borrower and the Lenders with five Business Days’ prior notice of such determination.

“LC Collateral Base” means, at any time, an amount equal to the aggregate of all cash and cash equivalents of the Borrower and the Subsidiaries (determined on a consolidated basis in accordance with GAAP) on deposit at such time in the BofA Account, provided, however, that notwithstanding anything in any Loan Document to the contrary, for purposes hereof, the term “LC Collateral Base” shall not include any cash or cash equivalent not subject to a fully perfected first priority security interest in favor of the Secured Parties or subject to any security interest or Lien in favor of any Person other than the Lien of the Secured Parties.

“Receivable” means any right to payment arising as a result of, or in connection with, a sale of inventory or the performance of services by, and in the ordinary course of business of, the Borrower’s “Allied Tours” division.

“Total Available Cash” means, at any time, an amount (which shall not be negative) equal to (i) the aggregate amount at such time of all cash and cash equivalents of the Borrower and the Subsidiaries (determined on a consolidated basis in accordance with GAAP) minus (ii) the sum of, without duplication, each of the following with respect to the Borrower and the Subsidiaries, to the extent utilized in determining the aggregate amount at such time of such cash and cash equivalents: (a) the lesser of (A) the LC Collateral Base and (B) an amount equal to 103% of the LC Exposure, (b) the aggregate amount of all cash and cash equivalents subject to Liens permitted by Section 8.2(e), (c) the aggregate amount of all Customer Deposit

Property (as defined in the Security Agreement) that does not constitute Collateral, (d) the aggregate amount of all self-insurance reserves set aside in respect of employee medical plans, (e) the aggregate amount of all 401K deposits that have not yet been deposited with or transferred to the relevant trustee or custodian, and (f) the aggregate amount of all funds set aside to cover checks drawn for routine working capital purposes in the ordinary course of business.”

      2. The third sentence of Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (each, together with a converted Acquisition Loan referred to in the previous sentence, a “Revolving Loan” and, as the context may require, collectively with all other Revolving Loans of such Lender and with the Revolving Loans of all other Lenders, the “Revolving Loans”) to the Borrower from time to time on any Business Day during the period from the Second Restatement Date to the Commitment Termination Date, provided that, after giving effect thereto, (i) such Lender’s Revolving Exposure would not exceed such Lender’s Revolving Commitment, (ii) the Aggregate Revolving Exposure would not exceed an amount equal to the Aggregate Revolving Commitment minus the aggregate face amount of all outstanding letters of credit obtained pursuant to Section 8.1(i), (iii) the aggregate outstanding principal balance of the Revolving Loans would not exceed the Borrowing Base, (iv) in the case of any Revolving Loans requested on any Borrowing Date occurring on or before December 31, 2000, the aggregate outstanding principal balance of such requested Revolving Loans would not exceed an amount equal to $5,000,000 minus Total Available Cash immediately prior to such requested Revolving Loans, and (v) in the case of any Revolving Loans requested on any Borrowing Date occurring after January 1, 2001, Total Available Cash (excluding the proceeds of such requested Revolving Loans) would be less than $5,000,000”.

      3. Section 2.3 of the Credit Agreement is hereby amended as follows:

(a) Subsection (c) is amended and restated in its entirety to read as follows:

“(c) Scheduled Reductions of the Aggregate Revolving Commitment. The Aggregate Revolving Commitment shall be permanently reduced to (i) $17,500,000 on the Amendment No. 4 Effective Date and (ii) $15,000,000 on March 31, 2001.”

(b) The proviso contained in subsection (d) is deleted in its entirety.

      4. Section 2.4(b) of the Credit Agreement is hereby amended as follows:

(a) The proviso contained in clause (vii) is deleted in its entirety.

(b) The following new clauses (viii), (ix) and (x) are added:

“(viii) within two Business Days after any day on which the aggregate outstanding principal balance of the Revolving Loans exceeds the Borrowing Base, by an amount sufficient to eliminate such excess;

(ix) on Thursday of each week, if Total Available Cash exceeds $5,000,000, by an amount equal to the lesser of (A) such excess and (B) the aggregate outstanding principal balance of the Revolving Loans (and, in the event that any Revolving Loan is outstanding on such day, the Borrower shall furnish to the Administrative Agent and each Lender a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth a reasonably detailed calculation of Total Available Cash as of such day); and

(x) on any day on or after January 1, 2001 on which the Borrower or any Subsidiary receives a payment in respect of any Receivable, by an amount equal to the amount of such payment, provided that, notwithstanding anything to the contrary in any Loan Document, (A) at all times on and after the Amendment No. 4 Effective Date, all such payments shall be collected into the account at BNY maintained by the Borrower for such purpose on the Amendment No. 4 Effective Date (Account Number: 0000167762) and (B) at all times on and after January 1, 2001, each such payment shall be collected and, on the day on which the funds constituting such payment become available, applied to the outstanding principal balance of the Revolving Loans as required by this clause (x) directly by BNY (and, until so applied, all funds and other property constituting such payment shall at all times be subject to a fully perfected first priority security interest in favor of the Secured Parties), in each case under subclauses (A) and (B) of this proviso in a manner in all respects reasonably satisfactory to the Administrative Agent.”

      5. Section 2.4(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) If on any day the LC Collateral Base is less than an amount equal to 103% of the Letter of Credit Exposure of all Lenders, then the Borrower shall, within two Business Days after such day, deposit or cause to be deposited into the BofA Account cash and/or cash equivalents in an amount sufficient to eliminate such deficiency.”

      6. Section 2.5(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Availability; Procedure. The Borrower may request the Issuer to issue standby letters of credit (the “Letters of Credit”; each, individually, a “Letter of Credit”) during the period from the Second Restatement Date to the tenth Business Day prior to the Maturity Date, provided that (i) immediately after the issuance of each Letter of Credit, the Letter of Credit Exposure of all Lenders would not exceed an amount equal to the Letter of Credit Commitment minus the aggregate face amount of all outstanding letters of credit obtained pursuant to Section 8.1(i), (ii) the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment, and (iii) the LC Collateral Base would equal or exceed an amount equal to 103% of the Letter of Credit Exposure of all Lenders. To request the issuance of a Letter of Credit, the Borrower shall notify the Administrative Agent and the Issuer by the delivery of a Credit Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Credit Request manually signed by the Borrower), at least three Business Days prior to the requested date of issuance, specifying (A) the beneficiary of such Letter of Credit, (B) the Borrower’s proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (C) the maximum amount to be available under such Letter of Credit, and (D) the requested dates of issuance and expiration. Such Credit Request shall be accompanied by (1) a duly completed application for such Letter of Credit on such forms as may be made available from time to time by the Issuer and such other certificates, documents (including a reimbursement agreement) and other information as may be required by the Issuer in accordance with its customary procedures (collectively, the “Letter of Credit Documentation”) and (2) a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth (x) a reasonably detailed calculation of the LC Collateral Base on a pro forma basis immediately after giving effect to such Letter of Credit and (y) information of the type referred to in subclauses (A) through (D) of the immediately preceding sentence with respect to each outstanding letter of credit obtained pursuant to Section 8.1(i). Upon receipt of such Credit Request from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to the satisfaction of the terms and conditions of this Agreement, the Issuer shall issue each requested Letter of Credit. In the event of any conflict between the provisions of this Agreement and any Letter of Credit Documentation, the provisions of this Agreement shall control.”

      7. Section 2.7 of the Credit Agreement is hereby deleted in its entirety.

      8. Section 6.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.2. Credit Request and Other Documentation

With respect to each Extension of Credit, the Administrative Agent shall have received (i) a Credit Request, executed by a duly authorized officer of the Borrower, (ii) in the case of a Revolving Loan, a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth (a) reasonably detailed calculations of the Borrowing Base and Total Available Cash, in each case on a pro forma basis immediately after giving effect to such Revolving Loan, and (b) information of the type referred to in Sections 2.5(a)(A) through (D) with respect to each outstanding letter of credit obtained pursuant to

Section 8.1(i), and (iii) in the case of a Letter of Credit, all other documentation required by Section 2.5(a).”

      9. Each of the preambles to Articles 7 and 8 of the Credit Agreement is hereby amended by adding the words “and all Letters of Credit shall have expired” immediately after the word “full” where it appears therein.

      10. Section 7.1 of the Credit Agreement is hereby amended as follows:

(a) Subsection (f) is amended and restated in its entirety to read as follows:

“(f) no later than 30 days after the last day of each month, a copy of its consolidating balance sheets and related statements of income and cash flows as of the end of and for such month and, no later than 45 days after the last day of each fiscal quarter, a copy of projections of its consolidating balance sheets and related statements of income and cash flows on a quarterly basis through December 31, 2001, in each case under this clause (f) in a format reasonably satisfactory to each Lender;

(b) Subsection (j) is redesignated as subsection (k) and the following new subsection (j) is added:

“(j) no later than 10 Business Days after the last day of each month, a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth (i) reasonably detailed calculations of the Borrowing Base, Total Available Cash and the LC Collateral Base and (ii) information of the type referred to in subclauses (A) through (D) of Section 2.5(a) with respect to each outstanding letter of credit obtained pursuant to Section 8.1(i); and”.

      11. Section 8.1 of the Credit Agreement is hereby amended by adding the following new subsection (i):

“(i) Indebtedness in respect of letters of credit obtained in the ordinary course of business, provided that, immediately after giving effect to each such letter of credit or any increase in the face amount of any such letter of credit, (i) the aggregate face amount of all such letters of credit outstanding plus the Letter of Credit Exposure of all Lenders shall not exceed the Letter of Credit Commitment and (ii) the aggregate face amount of all such letters of credit outstanding plus the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment.”

      12. Section 8.2 of the Credit Agreement is hereby amended by adding the following new subsection (e):

“(e) Liens securing Indebtedness permitted by Section 8.1(i) (and, in each case, notwithstanding anything to the contrary in any Loan Document, all security interests, if any, in favor of the Secured Parties in or to the property or assets subject to such Lien shall automatically be released), provided that (i) immediately before and after giving effect to each such Lien (or the attachment thereof to any property or asset), no Default shall or would exist and (ii) no such Lien shall at any time apply or attach to any property or asset then included for purposes of the LC Collateral Base.”

      13. Section 8.7(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) the Borrower may declare and pay cash dividends on preferred stock, convertible preferred stock or similar securities issued in one or more Equity Issuances after the Second Restatement Date, provided that (i) no Default shall or would exist immediately before or after the declaration or payment thereof, (ii) as of the date of such declaration or payment, EBITDA for the Four Quarter Trailing Period is greater than or equal to $18,000,000, (iii) the aggregate amount of such dividends paid in any fiscal year shall in no event exceed an amount equal to 25% of Excess Cash Flow for the Four Quarter Trailing Period determined as of the date of such declaration or payment, and (iv) notwithstanding anything to the contrary in any Loan Document, no such dividends may be declared or paid on or after the Amendment No. 4 Effective Date until such time after April 1, 2001 as each of the following shall have been satisfied: (A) for a period of 10 consecutive Business Days, (1) no Revolving Loans shall have been outstanding, (2) the Letter Credit Exposure of all Lenders plus the aggregate face amount of all outstanding letters of credit obtained pursuant to Section 8.1(i) shall not have exceeded $10,000,000, and (3) Total Available Cash shall have been equal to or greater than $5,000,000, and (B) the Borrower shall have furnished to the Administrative Agent and each Lender a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth reasonably detailed calculations demonstrating compliance with Section 8.14 on a pro forma basis immediately after giving effect to such declaration or payment;”.

      14. Section 8.14 of the Credit Agreement is hereby amended as follows:

(a) Subsection (a) is amended and restated in its entirety to read as follows:

“(a) Leverage Ratio. The Borrower shall not permit the Leverage Ratio to at any time exceed the ratio set forth below with respect to the applicable period set forth below:

Period	Leverage Ratio

July 1, 2000 through September 30, 2000	2.75:1.00

October 1, 2000 through December 31, 2000	5.00:1.00

January 1, 2001 through March 31, 2001	4.25:1.00

April 1, 2001 and thereafter	2.00:1.00	”

(b) The table contained in subsection (b) is amended and restated in its entirety to read as follows:

Period	Interest Coverage Ratio

July 1, 2000 through September 30, 2000	1.30:1.00

October 1, 2000 through December 31, 2000	1.75:1.00

January 1, 2001 through March 31, 2001	3.50:1.00

April 1, 2001 and thereafter	5.00:1.00

(c) Subsection (d)(ii) is amended by deleting the amount “$44,000,000” and adding the amount “$43,000,000” in its place.

(d) Subsection (e) is amended by (i) deleting the amount “6,500,000” where it last appears in the table contained therein and adding the amount “5000,000” in its place and (ii) adding the following sentence at the end of such subsection:

“Notwithstanding anything to the contrary in this Section, the Borrower shall not make any Capital Expenditure (or incur any obligation to make any Capital Expenditure) on or after the Amendment No.4 Effective Date, or permit any Subsidiary to do so, until such time after April 1, 2001 as each of the following shall have been satisfied: (i) for a period of 10 consecutive Business Days, (A) no Revolving Loans shall have been outstanding, (B) the Letter Credit Exposure of all Lenders plus the aggregate face amount of all outstanding letters of credit obtained pursuant to Section 8.1(i) shall not have exceeded $10,000,000, and (C) Total Available Cash shall have been equal to or greater than $5,000,000, and (ii) the Borrower shall have furnished to the Administrative Agent and each Lender a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth reasonably detailed calculations demonstrating compliance with Section 8.14 on a pro forma basis immediately after giving effect to the relevant Capital Expenditure, provided, however, that the Borrower and the Subsidiaries may make Capital Expenditures (or incur obligations to make Capital Expenditures) on or after the Amendment No. 4 Effective Date in an aggregate amount not to exceed (1) $800,000 in respect of each of the fiscal quarters ending on December 31, 2000 and March 31, 2001, respectively, and (2) $400,000 in respect of each fiscal quarter thereafter, provided further that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any amounts permitted by this sentence to be expended in any fiscal quarter and which are not so expended may be carried over and expended in the immediately succeeding fiscal quarter only.

(e) The table contained in subsection (f) is amended and restated in its entirety to read as follows:

Period	Ratio

September 30, 1999 through March 31, 2001	Not tested

April 1, 2001 and thereafter	0.75:1.00

      15. Section 8.15 of the Credit Agreement is hereby amended as follows:

(a) The following words are added at the end of the first sentence: “other than property that constitutes Collateral merely by virtue of being on deposit in such Securities Account”.

(b) The proviso contained in the last sentence is deleted in its entirety.

      16. Section 9.1(a) of the Credit Agreement is amended and restated in its entirety to read as follows: “(a) the failure of the Borrower (i) to make any payment of principal on any Loan, or in respect of any Reimbursement Obligation, when due and payable, or (ii) to make or cause to be made a deposit into the BofA Account when required hereby; or”.

      17. Section 11.2 of the Credit Agreement is hereby amended by amending and restating subsections clauses (a) and (b) to read as follows:

“(a) in the case of any Loan Party, to such Loan Party c/o Global Vacation Group, Inc., One North First Street, San Jose, California 95113; Attention: Debbie Lundquist, Executive Vice President and Chief Financial Officer, Telephone (408) 287-4550, Facsimile (408) 287-5953; with a copy to: Hogan & Hartson, L.L.P., 111 South Calvert Street, 16th Floor, Baltimore, Maryland 21202; Attention: Kevin Gralley, Esquire, Telephone: (410) 659-2738, Facsimile: (410) 539-6981;

(b) in the case of the Administrative Agent, to The Bank of New York, One Wall Street, Agency Function Administration, 18th Floor, New York, New York 10286; Attention: Susan Baratta, Telephone: (212) 635-4632, Facsimile (212) 635-6365 or 6366 or 6367; with a copy to: The Bank of New York, One Wall Street, New York, New York 10286, Attention: Peter Helt, Vice President, Telephone: (212) 635-7540, Facsimile: (212) 635-7513; and”.

      18. Notwithstanding anything to the contrary in any Loan Document, no Eurodollar Advance shall be permitted to be made on or after the Amendment No. 4 Effective Date (including by means of conversion) until such time after April 1, 2001 as each of the following shall have been satisfied: (i) for a period of 10 consecutive Business Days, (A) no Revolving Loans shall have been outstanding, (B) the Letter Credit Exposure of all Lenders plus the aggregate face amount of all outstanding letters of credit obtained pursuant to Section 8.1(i) shall not have exceeded $10,000,000, and (C) Total Available Cash shall have been equal to or greater than $5,000,000, and (ii) the Borrower shall have furnished to the Administrative Agent and each Lender a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth reasonably detailed calculations demonstrating compliance with Section 8.14 on a pro forma basis immediately after giving effect to such Eurodollar Advance.

      19. Notwithstanding anything to the contrary in Section 4.1(a) of the Security Agreement, Friendly Holidays, Inc. is hereby permitted to relocate its chief executive office to 170 Great Neck Road, Suite LL2, Great Neck, New York 11021, provided that all Uniform Commercial Code financing statements (or amendments thereto) otherwise required to have been filed pursuant to clause (ii) of such Section with respect to such relocation shall have been delivered to the Administrative Agent by no later than November 8, 2000.

      20. Article 10 of the Security Agreement is hereby amended by adding the following new proviso at the end thereof: “provided, however, that the provisions of clauses (i) and (ii) of this Article shall not apply to any release with respect to Collateral that would, immediately after giving effect to such release, continue to be Collateral but for the release of the security interest therein pursuant to this Article”.

      21. The Subsidiary Guarantee is hereby amended as follows:

(a) The first sentence of Article 3 is amended by adding the words “and all Letters of Credit have expired” immediately after the word “terminated”.

(b) Section 9(h) is hereby amended and restated in its entirety to read as follows:

“(h) Notwithstanding anything to the contrary contained herein, (i) on and as of the date of any merger, consolidation, Acquisition or Disposition permitted by the Credit Agreement, which shall result in any Subsidiary Guarantor ceasing to be a Subsidiary, (A) such Subsidiary Guarantor shall, without the consent of any Credit Party, cease to be a “Subsidiary Guarantor”, and shall have no further liability, hereunder, and (B) the Liens granted hereby on such Subsidiary Guarantor’s Collateral shall cease (unless such Collateral would, immediately after giving effect to such merger, consolidation, Acquisition or Disposition, continue to be Collateral but for the release of the security interest therein pursuant to this subclause (B)), and (ii) promptly after each request therefor by any Subsidiary Guarantor or the Borrower, the Administrative Agent shall release items of such Subsidiary Guarantor’s Collateral from the Liens granted hereby, provided that such items are subject of a Disposition permitted by Section 8.6 of the Credit Agreement, and provided further that the provisions of this clause (ii) shall not apply to any release with respect to Collateral that would, immediately after giving effect to such release, continue to be Collateral but for the release of the security interest therein pursuant to this clause (ii).”

      22. Paragraphs 1 through 21 hereof shall not be effective until each of the following conditions is satisfied:

(a) the Administrative Agent (or its counsel) shall have received from each of the Loan Parties, the Issuer and the Lenders either (i) a counterpart of this Amendment signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such Person has signed a counterpart of this Amendment;

(b) the Administrative Agent shall have received, for the account of each Lender which consents hereto in writing (without any reservation or condition) on the date hereof, an amendment fee equal to 0.250% of the amount of such Lender’s Revolving Commitment (as reduced pursuant to paragraph 3 hereof);

(c) BNY shall have received the fee separately agreed to between it and the Borrower with respect to this Amendment; and

(d) the Administrative Agent shall have received, for the account of its counsel, Bryan Cave LLP, all invoiced fees and expenses payable to it (or for its account) by the Loan Parties.

      23. Each Loan Party hereby (i) reaffirms and admits the validity and enforceability of each Loan Document and its obligations thereunder, and agrees and admits that it has no defense to or offset against any such obligation, and (ii) assuming the effectiveness of paragraphs 1 through 21 hereof in accordance herewith, represents and warrants that no Default has occurred and is continuing and that each of its representations and warranties contained in the Loan Documents is true and correct.

      24. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

      25. Each Loan Document shall in all other respects remain in full force and effect.

      26. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES TO FOLLOW]

GLOBAL VACATION GROUP, INC.
AMENDMENT AND WAIVER

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GLOBAL VACATION GROUP, INC

By:___________________________________ Name:_________________________________ Title:__________________________________

SUNSHINE VACATIONS, INC.
GLOBAL VACATION MANAGEMENT COMPANY
HADDON HOLIDAYS, INC.
GLOBETROTTERS, INC.
CLASSIC CUSTOM VACATIONS
GLOBETROTTERS VACATIONS, INC.
GVG FINANCE COMPANY
FRIENDLY HOLIDAYS, INC.
ISLAND RESORT TOURS, INC.
INTERNATIONAL TRAVEL & RESORTS, INC.
GVG TECHNOLOGY, INC

AS TO EACH OF THE FOREGOING:

By:___________________________________ Name:_________________________________ Title:__________________________________

GLOBAL VACATION GROUP, INC.
AMENDMENT AND WAIVER

THE BANK OF NEW YORK, as Administrative Agent

By:__________________________ Name:_______________________ Title:_________________________

CONSENTED TO AND AGREED:

THE BANK OF NEW YORK, individually and as Issuer

By:__________________________ Name:_______________________ Title:_________________________

GLOBAL VACATION GROUP, INC.
AMENDMENT AND WAIVER

CONSENTED TO AND AGREED:

THE BANK OF AMERICA, N.A.

By:__________________________ Name:_______________________ Title:_________________________

GLOBAL VACATION GROUP, INC.
AMENDMENT AND WAIVER

CONSENTED TO AND AGREED:

FIRST UNION NATIONAL BANK

By:__________________________ Name:_______________________ Title:_________________________